Exhibit 99.1
For Immediate Release — November 5, 2009
Telular Corporation Reports Fourth Quarter and Fiscal Year 2009 Results
- Q409 Telguard Sales Up 35% Year-Over-Year
- Company Reaches 500,000 Total Subscribers Milestone, with Strong Subscriber Adds in Quarter
- Total Recurring Service Revenue Up 29% Year-Over-Year and Now Represents 50% of Total Revenue
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the fourth quarter and fiscal year ended September 30, 2009. In the fourth quarter, Telular reported revenue of $12.2 million, about flat with last quarter, and grew net income sequentially to $1.4 million or $0.09 per diluted share, from $39,000 or $0.00 per diluted share. Fourth quarter net income included a benefit to cost of sales of $670,000 resulting from successfully negotiating a reduction of a contractual liability.
For the fourth quarter of 2009, income from continuing operations before non-cash items increased to $1.9 million, including the benefit to cost of sales, compared to $1.1 million in the prior quarter. Income from continuing operations before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to income from continuing operations. For further information, see the reconciliation of this measure to income from continuing operations in accordance with GAAP, on the last page of this press release.
In the fourth quarter of 2009, Telguard product revenues increased 56% year-over-year to $4.5 million. Telguard service revenues increased sequentially from $5.4 million to $5.8 million and were up approximately 22% from the prior year period. Recurring revenue from services now represents 50% of total revenue. In the fourth quarter of 2009, Telular sold approximately 33,000 Telguard units, within the expected range, and activated approximately 36,000 new Telguard subscribers, ending the period with approximately 500,000 subscribers. TankLink and Terminal product sales were $1.7 million in the fourth quarter of 2009.

“Demand for our Telguard product remains strong, as we increased Telguard sales 35% from the prior year period,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “Our growth is being fueled by the trend toward wireless as the primary communication path for security applications. Going forward, we expect Telguard unit sales to be in the range of 30,000 to 35,000 per quarter which will continue to drive our growth of recurring revenue.”
“We had strong performance from Telguard activations in the quarter, reaching the 500,000 total subscribers milestone on September 29, 2009. Fourth quarter recurring revenue from our Telguard service business increased 22% over the prior year period and now, when combined with Tanklink recurring service revenue, represents 50% of total revenue. We demonstrated strong operational efficiencies in the quarter, translating to improved bottom line performance, even while revenues remained flat sequentially. We have $1.2 million remaining in our stock repurchase program, a solid balance sheet with cash and cash equivalents of $17.9 million, and remain focused on maximizing long-term, shareholder value,” concluded Mr. Beatty.
For fiscal year 2009, the Company reported revenue of $47.2 million. The Company reported fiscal year 2009 income from continuing operations of $2.3 million, or $0.13 per diluted share. For fiscal year 2009, income from continuing operations before non-cash items was $4.7 million.
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 877-941-2324 (International dial 480-629-9716).You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, November 5, 2009 beginning at 6:30 p.m. ET through Sunday, November 8, 2009 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4177501#) or internationally at 303-590-3030 (enter pass code 4177501#).

About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Cautionary Note Regarding Forward-Looking Statements
The Company includes certain estimates, projections and other forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 in its reports and in other publicly available material. Statements regarding expectations, including performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.
The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Except as is required by law, the Company is not obligated to and expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events. Other risks and uncertainties are discussed in Exhibit 99 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 which is hereby incorporated by reference

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	September 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$17,904	$21,168
Trade receivables, net	7,589	6,904
Inventories, net	7,803	10,007
Prepaid expenses and other current assets	273	1,023
Assets of discontinued operations	—	4,709

Total current assets	33,569	43,811

Property and equipment, net	2,193	2,016
Other assets	4,563	2,142

Total assets	$40,325	$47,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$4,903	$7,802
Total stockholders’ equity	35,422	40,167

Total liabilities and stockholders’ equity	$40,325	$47,969

Outstanding shares of common stock	14,911,688	18,960,612
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Net cash (used in) provided by continuing operations:
Net cash provided by operating activities	$5,453	$7,084
Net cash used in investing activities	(3,341)	(750)
Net cash (used in) provided by financing activities	(8,989)	1,475

	(6,877)	7,809

Net cash provided by discontinued operations	3,613	3,105

Net (decrease) increase in cash and cash equivalents	$(3,264)	$10,914

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008
Revenues
Net product sales	$6,153	$6,763	$24,754	$45,933
Service revenue	6,092	4,740	22,440	20,221

Total revenue	12,245	11,503	47,194	66,154

Cost of Sales
Net product cost of sales	4,422	4,691	18,270	31,805
Service cost of sales	2,605	2,197	9,953	9,817

Total cost of sales	7,027	6,888	28,223	41,622

Gross margin	5,218	4,615	18,971	24,532

Operating Expenses
Engineering and development expenses	1,128	1,112	4,783	5,171
Selling and marketing expenses	1,408	1,208	6,039	6,287
General and administrative expenses	1,286	1,718	6,118	7,409

Total operating expenses	3,822	4,038	16,940	18,867

Income from operations	1,396	577	2,031	5,665
Other income, net	90	148	319	436

Income from continuing operations before income taxes	1,486	725	2,350	6,101
Provision for income taxes	52	—	65	—

Income from continuing operations	1,434	725	2,285	6,101
Loss from discontinued operations	(22)	—	(419)	(7,480)

Net income (loss)	$1,412	$725	$1,866	$(1,379)

Income (loss) per common share:
Basic
Continuing operations	$0.09	$0.04	$0.13	$0.32
Discontinued operations	(0.00)	—	(0.02)	(0.39)

Net income	$0.09	$0.04	$0.11	$(0.07)

Diluted
Continuing operations	$0.09	$0.04	$0.13	$0.32
Discontinued operations	(0.00)	—	(0.02)	(0.39)

Net income	$0.09	$0.04	$0.11	$(0.07)

Weighted average number of common shares outstanding:
Basic	14,900,353	19,128,215	17,125,601	19,145,132
Diluted	15,231,145	19,172,400	17,205,307	19,145,132

Reconciliation of Non-GAAP Measures
We use income from continuing operations before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements

	Three Months Ended September 30		Twelve Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Income from continuing operations	$1,434	$725	$2,285	$6,101

Non-cash compensation	210	352	1,384	1,705
Depreciation and amortization	280	184	1,071	674

Income from continuing operations before non-cash items	$1,924	$1,261	$4,740	$8,480

Income from continuing operations before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that income from continuing operations before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net loss determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.